Exhibit 10.28

THIRD AMENDMENT OF PROMISSORY NOTE

Date: March 26, 2014

This Third Amendment of Promissory Note (this “Agreement”), dated March 26, 2014, by and among The Hallwood Group Incorporated, a Delaware corporation (the “Maker”), and Hallwood Family (BVI), L.P., a British Virgin Islands limited partnership (the “Holder”).

The Holder has loaned to Maker certain sums evidenced by that certain Promissory Note dated May 9, 2012 made by Maker payable to the order of Holder in the original principal amount of $10,000,000 (as amended to date, the “Note”; capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Note), which Note was amended by an Amendment and Extension of Promissory Note dated March 11, 2013 and further amended by a Second Amendment of Promissory Note dated May 13, 2013.

Maker has previously repaid to Holder $4,993,386.52 of the principal amount of the Note and Holder has previously advanced an additional $404,671.00 under the Note, with the result that after such advance, the total principal amount of the Note outstanding is now $5,411,284.48.

Maker and Holder have now agreed that the Note be further amended to provide that it represent a revolving line of credit in the maximum principal amount of $3,000,000.00.

NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

1. The introductory paragraph of the Note is hereby amended to read:

FOR VALUE RECEIVED, the undersigned maker, The Hallwood Group Incorporated, a Delaware corporation (“Maker”), hereby unconditionally promises to pay to the order of Hallwood Family (BVI), L.P., a British Virgin Islands limited partnership (“Holder”), at 3710 Rawlins, Suite 1500, Dallas, Texas 75218, in lawful money of the United States of America, the principal sum of Ten Million and No/100 Dollars ($10,000,000) (the “Maximum Principal Amount”), or so much thereof as may be advanced and outstanding, together with interest, as hereinafter described.

Subject to the terms and conditions of this Note, upon the written request of Maker from time to time, Maker may borrow and Holder shall advance to Maker amounts requested by Borrower (including amounts previously repaid by Maker) not to exceed either of:

(a)	An amount in each calendar quarter no greater than $1,000,000.00 to fund general and administrative costs for calendar quarters beginning April 1, 2014; or

(b)	An amount that would result in the aggregate principal amount of the Note to exceed the Maximum Principal Amount.

Amounts borrowed hereunder may be repaid and reborrowed at any time prior to the earliest of any of the following (the “Final Revolver Draw Date”): (x) the termination of the Agreement and Plan of Merger among Maker, Hallwood Financial and HFL Merger Corporation dated as of June 4, 2013, as amended, in accordance with the terms of such agreement; (y) the occurrence of any Event of Default for which the Opportunity to Cure Non-Monetary Default, if applicable, shall have expired, or (z) December 31, 2014. Holder shall have no obligation to advance any additional amounts pursuant to this Note on or after the Final Revolver Draw Date.

2. All other provisions of the Note and the Loan Documents shall remain in effect and apply to the Note, as amended by this Agreement.

MAKER:

THE HALLWOOD GROUP INCORPORATED

By:	/s/ Richard Kelley
Name:	Richard Kelley
Title:	Vice President - Chief Financial Officer

HOLDER:

HALLWOOD FAMILY (BVI), L.P.
By:	Hallwood G.P. (BVI) Limited, General Partner

By:	/s/ Gert Lessing
Name:	Gert Lessing
Title:	Director

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